Exhibit 5.1

April 13, 2011

Golden State Water Company

630 East Foothill Blvd.

San Dimas, California 91773

Re:          Offering of Notes under Registration Statement on Form S-3 (No. 333-156112)

Ladies and Gentleman:

We have acted as special counsel to Golden State Water Company, a California corporation (the “Company”), in connection with the Company’s offering of $62,000,000 aggregate principal amount of 6.00% Notes due 2041 (the “Notes”) under a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 12, 2008 pursuant to the Securities Act of 1933, as amended (the “Act”), as amended by Amendment No. 1 to the registration statement filed with the Commission on January 15, 2009 and Amendment No. 2 to the registration statement filed with the Commission on February 6, 2009 (referred to collectively as the “Registration Statement”), the prospectus dated February 17, 2009 (the “Base Prospectus”) and the prospectus supplement dated April 11, 2011 (together with the Base Prospectus, collectively referred to as the “Prospectus”) to be filed by the Company with the Commission on or about the date hereof in connection with the offering of the Notes.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering the opinion set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the articles of incorporation of the Company as in effect on the date hereof, (ii) the by-laws of the Company as in effect on the date hereof, (iii) the Registration Statement, (iv) the Prospectus, (v) the Indenture dated as of September 1, 1993, as supplemented by the First Supplemental Indenture, dated as of December 12, 2008, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to

JPMorgan Chase Bank, N.A. (formerly known as Chemical Trust Company of California, then Chase Manhattan Bank and Trust Company, N.A. and then J.P. Morgan Trust Company, N.A.)), as Trustee (the “Indenture”), (vi) the Underwriting Agreement dated April 11, 2011 between the Company and Wells Fargo Securities, LLC, as representative of the several underwriters (the “Underwriting Agreement”), and (vii) resolutions of the Board of Directors of the Company relating to, among other matters, the issuance of the Notes and the filing of the Registration Statement and the Prospectus (the “Resolutions”).  We are familiar with the various corporate proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Notes.  We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  As to certain facts material to this opinion letter, we have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Company.

On the basis of the foregoing, we are of the opinion that the Notes, when duly executed, authenticated and delivered in accordance with the Indenture and sold pursuant to the Underwriting Agreement, will be validly issued and will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The opinions expressed herein are based upon and limited to the laws of the State of California.  We express no opinion herein as to any other laws, statutes, regulations or ordinances.  The opinions expressed herein based on the laws of the State of California are limited to the laws generally applicable in transactions of the type covered by the Indenture.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K to be filed by the Company on or about the date hereof and to the reference to our firm under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP

WINSTON & STRAWN LLP